AMENDMENT TO THE
NIC INC. EMPLOYEE STOCK PURCHASE PLAN

A.           NIC Inc., a Delaware corporation, (the "Company") adopted the NIC Inc. Employee Stock Purchase Plan (the "Plan") in 1999 to give employees of the Company the opportunity to purchase stock of the Company.

B.           The Company desires to amend the Plan, effective for offerings beginning on and after April 1, 2010, to comply with certain final Treasury regulations relating to employee stock purchase plans intended to satisfy the requirements of Section 423 of the Internal Revenue Code.

C.           Section 13(a) of the Plan permits the Board of Directors of the Company to amend the Plan at any time.

AMENDMENTS

Effective April 1, 2010, the Plan is hereby amended as set forth below:

1.           A new Section 5(e) shall be inserted as provided below and the current Section 5(e) shall be renumbered to be Section 5(f):

(e)               In no event shall an employee be entitled to purchase, for any Offering, more than the lesser of (i) 25,000 shares, or (ii) the maximum number of shares permitted to be purchased under Section 5(f) below.

2.           At the beginning of Section 6(a), the following phrase shall be added, "Subject to the limitations set forth in Sections 5(e) and (f),".

3.           In all other respects, the Plan shall remain in effect and following execution of this Amendment, the Plan shall be restated with the above changes incorporated therein.

The Company has adopted this Amendment on February 1, 2010.